UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 15, 2026

Aktis Oncology, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-43047	85-2584233
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

17 Drydock Avenue, Suite 17-401

Boston, Massachusetts 02210

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (617) 461-4023

N/A

(Former name, or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	AKTS	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

Appointment of Glenn Gormley to the Board of Directors

On April 15, 2026, the board of directors (the “Board”) of Aktis Oncology, Inc. (the “Company”) appointed Glenn Gormley, MD, PhD as a Class I director of the Company, effective immediately. Dr. Gormley shall hold office for a term expiring at the 2027 Annual Meeting of the Company’s stockholders, which is the next stockholder meeting at which Class I directors will be elected. Concurrent with his appointment to the Board, Dr. Gormley was appointed to the newly created Science and Technology Committee of the Board (the “Science and Technology Committee”) to serve as Co-Chairperson along with Ken Herrmann, MD, PhD, a current member of the Board.

Glenn Gormley, MD, PhD, age 72, previously served as Global Head of Research and Development and Senior Executive Officer for Daiichi Sankyo, Ltd., a global pharmaceuticals company, as well as the President and Executive Chairman of Daiichi Sankyo, Inc., its United States subsidiary, from 2009 until 2019. From 2019 to 2022 he served as Executive Chairman of Daiichi Sankyo, Inc. Dr. Gormley has also served on the board of directors of Healios k.k. (TSE: 4593), a Japanese clinical-stage biotechnology company, since May 2022. Prior to that, Dr. Gormley was the Chief Executive Officer of Gemin X Pharmaceuticals, Inc., an oncology company, from 2008 until 2009, Global Head of Clinical Development and Medical Affairs at Novartis from 2006 until 2008, and the Chief Medical Officer of AstraZeneca from 2000 until 2006. Dr. Gormley received his MD and PhD from the University of Chicago and a BS in Biochemistry from UCLA, as well as board certifications in Pediatrics from UCLA and Pediatric Endocrinology from New York University. The Company believes that Dr. Gormley’s extensive leadership and clinical development experience in the pharmaceuticals industry qualifies him to serve on the Board.

In accordance with the Company’s Non-Employee Director Compensation Policy (the “Policy”), as a non-employee director of the Company, Dr. Gormley is initially entitled to receive cash compensation in the amount of $45,000 per year for his service on the Board and $15,000 per year for his service as the Co-Chairperson of the Science and Technology Committee, in each case, prorated for the portion of the year on which he serves on the Board and the committees thereof. In addition, pursuant to the Policy, on April 15, 2026, Dr. Gormley was granted an option under the Company’s 2026 Equity Incentive Plan (the “Plan”) to purchase up to 37,866 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) at an exercise price equal to the closing price of the Common Stock on the Nasdaq Global Select Market as of April 15, 2026 (the “Option”). The Options shall vest in equal annual installments over three years from the date of the grant, subject to Dr. Gormley’s continued service with the Company through each such vesting date.

The Company also entered into an indemnification agreement with Dr. Gormley in the same form as its standard form of indemnification agreement.

There are no family relationships between Dr. Gormley and any director or executive officer of the Company, and he was not selected by the Board to serve as a director pursuant to any arrangement or understanding with any person. Dr. Gormley has not engaged in any transaction that would be reportable as a related-party transaction under Item 404(a) of Regulation S-K.

Resignations of Helen S. Kim and Oleg Nodelman from the Board of Directors

On April 15, 2026, each of Helen S. Kim and Oleg Nodelman notified the Board of their decision to resign from their respective positions as members of the Board and all committees thereof, effective as of May 20, 2026. Ms. Kim and Mr. Nodelman’s resignations are not due to any disagreement with the Company relating to any of the Company’s operations, policies or practices.

Item 7.01.	Regulation FD.

On April 16, 2026, the Company issued a press release regarding the appointment of Dr. Gormley to the Board and the resignations of Ms. Kim and Mr. Nodelman, which is included as Exhibit 99.1 to this Current Report on Form 8-K. The information in Exhibit 99.1 is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. The information in Exhibit 99.1 shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1*	Press Release, dated April 16, 2026.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*	Furnished herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AKTIS ONCOLOGY, INC.

Date: April 16, 2026	By:	/s/ Kyle D. Kuvalanka
Kyle D. Kuvalanka
Chief Financial Officer